Exhibit 99.1

RTI Announces 2010 Results

PITTSBURGH--(BUSINESS WIRE)--February 1, 2011--RTI International Metals, Inc., (NYSE: RTI), released results today for the fourth quarter and full year of 2010.

Fourth Quarter 2010 Results

  Net sales during the quarter were $114.7 million
  Operating income totaled $2.5 million for the fourth quarter which includes an $8.3 million accrual in connection with the disputed Tronox supply contract
  Titanium mill product shipments were 3.1 million pounds at an average realized price of $18.67 per pound for the quarter

Full Year 2010 Results

  Net sales for 2010 were $431.8 million
  Operating income for the year was $14.1 million which includes an $8.3 million accrual in connection with the disputed Tronox supply agreement
  Cash and short-term investments at the end of the year were $397.2 million while total debt outstanding was $230.0 million
  Titanium mill product shipments for the year were 10.5 million pounds at an average realized price of $18.81

Both the full year and quarterly results reflected an improving market for our titanium products and services, but one that continued to be impacted by excess titanium inventory in the commercial aerospace supply chain and looming defense budget costs. We expect titanium mill product inventories for the aerostructure market to continue to be a challenge until production on the Boeing 787 Dreamliner program increases from current levels.

For the fourth quarter of 2010, the Company reported net sales of $114.7 million compared to $97.3 million in the fourth quarter of 2009. Operating income for the quarter was $2.5 million compared to an operating loss of $86.9 million for the same period in 2009. The quarterly operating income for 2010 was impacted by an $8.3 million accrual in connection with the Tronox supply contract dispute associated with the indefinitely idled titanium sponge plant. The quarterly operating loss for 2009 was impacted by a $68.9 million sponge plant asset impairment and an $8.7 million goodwill impairment. The fourth quarter net loss for 2010 was $1.4 million, or $0.05 per diluted share, in comparison to a net loss of $57.3 million, or $1.91 per diluted share, for the same period in the prior year.

For the full year 2010, the Company reported net sales of $431.8 million versus net sales of $408.0 million for 2009 with operating income of $14.1 million versus an operating loss of $87.3 million for 2009. The Company posted net income of $3.4 million, or $0.11 per diluted share for 2010, versus a net loss of $67.2 million, or $2.67 per diluted share, in the previous year.

The Company ended 2010 with cash and short-term investments of $397.2 million and $230.0 million of total debt outstanding. The increase in this cash balance since the end of 2009 was driven by a focus on reducing working capital that contributed to $75.2 million of cash from operations for the year, as well as a $230.0 million issuance in December of 2010 of 3.0% Convertible Senior Notes due 2015.

Titanium Group

For the fourth quarter of 2010, the Titanium Group posted operating income of $0.3 million on sales of $61.5 million, including intersegment sales of $20.2 million. During the same period in 2009, this Group had an operating loss of $75.4 million on sales of $48.4 million including intersegment sales of $27.0 million. The operating income for the quarter was negatively impacted by an $8.3 million accrual associated with the disputed Tronox contract.

Sales in 2010 for the Titanium Group were $230.2 million, including intersegment sales of $87.3 million versus $229.3 million, including intersegment sales of $121.7 million in 2009. The Group had operating income of $18.4 million for the year, compared to an operating loss of $68.1 million in 2009.

Mill product shipments for the fourth quarter were 3.1 million pounds at an average realized price of $18.67 per pound, compared to mill product shipments of 2.2 million pounds in the fourth quarter of 2009 at an average realized price of $20.86 per pound. Mill product shipments for the full year were 10.5 million pounds at an average realized price of $18.81 per pound, compared to mill product shipments of 10.0 million pounds in 2009 at an average realized price of $21.71 per pound.

Fabrication Group

During the fourth quarter of 2010, the Fabrication Group posted operating income of $1.5 million on net sales of $34.4 million. For the same period in 2009, this Group had an operating loss of $12.2 million on net sales of $26.3 million. While continuing to be adversely impacted by the prolonged production delays on the Boeing 787, this Group made significant operational improvements throughout its internal supply chain supporting this program.

In 2010, net sales for the Fabrication Group were $134.4 million versus $106.2 million in 2009. This Group had an operating loss of $7.6 million for the year, compared to an operating loss of $26.3 million in 2009.

Distribution Group

For the fourth quarter of 2010, the Distribution Group posted operating income of $0.8 million on net sales of $39.0 million. For the same period in 2009, this Group had operating income of $0.7 million on net sales of $49.6 million. During the fourth quarter, pricing for titanium products appeared to stabilize while nickel-bearing alloys increased modestly.

For 2010, net sales for the Distribution Group were $154.5 million versus $194.1 million in 2009. The Group had operating income of $3.3 million for the year, compared to $7.1 million in 2009.

CEO Comment

“The year started out under very challenging circumstances for our Company, and continued to provide us with on-going challenges throughout 2010,” commented Dawne S. Hickton, Vice Chairman, President, and CEO. “Forecasted shipment levels in January were under 8.0 million pounds as our major customers continued to work through excess inventories, and defense programs were under budget scrutiny causing purchasing delays. Fortunately, we were able to manage substantial improvement in the Titanium Group’s performance for the fourth quarter and for the year, increasing shipments to 10.5 million pounds, albeit at a somewhat lower average sales price than initially anticipated. A large portion of this increase was due to increased orders from Airbus, but also reflected a commercial focus on expanding our opportunities for this Group. Looking forward into 2011, I expect that the Titanium Group’s shipments will exceed 12.0 million pounds at prices similar to 2010 pricing. Although this Group should be profitable in 2011, it will not get the benefit of the one-time payment received from Airbus in 2010, resulting in lower operating income in 2011 as compared to 2010.”

Ms. Hickton continued, “Similarly, the Fabrication Group generated an operating profit for the quarter as it continued to make significant operational improvements. At the same time, I was not satisfied with this Group’s financial performance for the year. Despite increased demand from our energy customers and the opportunity to participate in the Macondo recovery project in the Gulf of Mexico, this Group’s performance was again negatively impacted by Boeing’s 787 Dreamliner production delays. Going forward, until such time that the 787 program gains traction, which for 2011 may now be equivalent to the run rate levels experienced during the fourth quarter of 2010, the operating results for the Fabrication Group will be breakeven at best.

“The Distribution Group was also modestly profitable for the quarter and for the year, driven by improvements to our overhead cost structure coupled with gradual increases in spot orders. Although spot pricing stabilized, we are yet to see a consistent trend towards sustained price increases.

“While the near term outlook continues to be muted, I believe the future remains robust. We have a significant presence on all four of the new key titanium intensive airframes: Airbus’ A350 and A380, Boeing’s 787, and Lockheed Martin’s Joint Strike Fighter. In light of our strong balance sheet and market position within the commercial and defense aerospace supply chains, RTI is positioned for long term growth, as production ramps on these key platforms.”

Outlook

As compared to 2010, net revenue in 2011 will increase modestly while operating profits will be lower, as a result of the positive impact from the one-time Airbus payment received in 2010, as well as a potential $10.7 million accrual in 2011 associated with the disputed Tronox supply contract. Total mill product shipments are expected to exceed 12.0 million pounds at prices similar to 2010 prices. Capital expenditures will be in the range of $80.0 to $90.0 million for the year.

Conference Call Information

To participate in today’s call at 11:00 a.m. Eastern Time, please dial toll free (USA/Canada) 800-446-1671 or (International) 847-413-3362 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.

Replay Information

Replay of the call will be available one hour after the conference ends and remains accessible until Tuesday, February 15, 2011, at 11:59 p.m., Eastern Time. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter passcode 2880 8136#.

Forward Looking Statement

The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, military spending generally and in particular, our demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, variability in our quarterly tax rate driven by the mix and level of foreign and domestic earnings, the outcome of our pending challenge of our titanium tetrachloride supply agreement, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.

Company Description

RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is celebrating 60 years of providing titanium and other specialty metals to our customers around the world. RTI manufactures and distributes extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications. Our Titanium, Distribution, and Fabrication Groups have locations in the United States, Canada, Europe, and Asia to better serve our global customers. We look forward to serving new and existing customers during the next 60 years and beyond!

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$114,664	$97,323	$431,793	$407,978
Cost and expenses:
Cost of sales	97,426	89,120	355,908	352,167
Selling, general, and administrative expenses	15,752	16,964	63,580	63,490
Research, technical, and product development expenses	720	508	3,256	2,001
Asset and asset-related charges	(1,750)	68,897	(5,012)	68,897
Goodwill impairment	-	8,699	-	8,699
Operating income (loss)	2,516	(86,865)	14,061	(87,276)
Other income (expense)	(469)	50	(622)	2,056
Interest income	134	186	492	1,511
Interest expense	(1,283)	(340)	(2,111)	(12,347)

Income (loss) before income taxes	898	(86,969)	11,820	(96,056)
Provision for (benefit from) income taxes	2,343	(29,716)	8,403	(28,817)
Net income (loss)	$(1,445)	$(57,253)	$3,417	$(67,239)

Earnings (loss) per share:
Basic	$(0.05)	$(1.91)	$0.11	$(2.67)
Diluted	$(0.05)	$(1.91)	$0.11	$(2.67)

Weighted-average shares outstanding:
Basic	29,964,709	29,833,757	29,916,465	25,029,976
Diluted	29,964,709	29,833,757	30,145,099	25,029,976

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (In thousands, except share and per share amounts)

	December 31,	December 31,
ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$376,951	$56,216
Short-term investments	20,275	65,042
Receivables, less allowance for doubtful accounts of $478 and $646	56,235	60,924
Inventories, net	269,719	266,887
Deferred income taxes	22,891	21,237
Other current assets	16,299	21,410
Total current assets	762,370	491,716
Property, plant, and equipment, net	260,576	252,301
Goodwill	41,795	41,068
Other intangible assets, net	14,066	14,299
Deferred income taxes	21,699	53,814
Other noncurrent assets	6,348	1,537
Total assets	$1,106,854	$854,735

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,226	$39,193
Accrued wages and other employee costs	21,951	9,796
Unearned revenue	28,358	21,832
Current liability for post-retirement benefits	3,052	2,476
Current liability for pension benefits	248	140
Other accrued liabilities	24,879	30,518
Total current liabilities	125,714	103,955

Long-term debt	178,107	81
Noncurrent liability for post-retirement benefits	39,903	34,530
Noncurrent liability for pension benefits	33,830	28,102
Deferred income taxes	3,147	244
Other noncurrent liabilities	7,753	8,617
Total liabilities	388,454	175,529
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,858,725 and 30,724,351 shares issued; 30,123,519 and 30,010,998 shares outstanding	309	307
Additional paid-in capital	474,277	439,361
Treasury stock, at cost; 735,206 and 713,353 shares	(17,363)	(16,996)
Accumulated other comprehensive loss	(32,337)	(33,563)
Retained earnings	293,514	290,097
Total shareholders’ equity	718,400	679,206
Total liabilities and shareholders’ equity	$1,106,854	$854,735

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Year Ended
	December 31,
	2010	2009
Cash provided by operating activities (including adjustments for depreciation and amortization of $22,111 and $21,163 for the
years ended December 31, 2010 and 2009, respectively)	$75,208	$32,999

Cash provided by (used in) investing activities	20,145	(147,263)

Cash provided by (used in) financing activities	223,823	(115,097)

Effect of exchange rate changes on cash and cash equivalents	1,559	1,128

Increase (decrease) in cash and cash equivalents	320,735	(228,233)
Cash and cash equivalents at beginning of period	56,216	284,449
Cash and cash equivalents at end of period	$376,951	$56,216

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales:
Titanium Group	$41,260	$21,342	$142,920	$107,622
Intersegment sales	20,195	27,049	87,257	121,664
Total Titanium Group sales	61,455	48,391	230,177	229,286

Fabrication Group	34,405	26,346	134,418	106,231
Intersegment sales	12,405	12,817	52,589	57,378
Total Fabrication Group sales	46,810	39,163	187,007	163,609

Distribution Group	38,999	49,635	154,455	194,125
Intersegment sales	2,032	367	4,148	2,230
Total Distribution Group sales	41,031	50,002	158,603	196,355

Eliminations	34,632	40,233	143,994	181,272
Total consolidated net sales	$114,664	$97,323	$431,793	$407,978

Operating income (loss):
Titanium Group before corporate allocations	$2,647	$(72,915)	$27,217	$(57,849)
Corporate allocations	(2,372)	(2,523)	(8,813)	(10,236)
Total Titanium Group operating income (loss)	275	(75,438)	18,404	(68,085)

Fabrication Group before corporate allocations	4,744	(9,828)	4,453	(16,796)
Corporate allocations	(3,271)	(2,348)	(12,055)	(9,533)
Total Fabrication Group operating income (loss)	1,473	(12,176)	(7,602)	(26,329)

Distribution Group before corporate allocations	2,584	2,615	10,039	14,716
Corporate allocations	(1,816)	(1,866)	(6,780)	(7,578)
Total Distribution Group operating income	768	749	3,259	7,138

Total consolidated operating income (loss)	$2,516	$(86,865)	$14,061	$(87,276)

CONTACT:
RTI International Metals, Inc.
Richard E. Leone, 330-544-7622
Director - Investor Relations
rleone@rtiintl.com